Exhibit 99.1

Contact: Willis C. Moore, III (Billy)
Executive Vice President/
Chief Financial Officer
(336) 316-5664
bcmoore@unifi-inc.com

Unifi Announces Developments in DuPont Arbitration

           GREENSBORO, N.C. - October 7, 2002 - Unifi, Inc. (NYSE:UFI), today announced that following the close of business on Friday, October 4, 2002, in response to a Pre-Hearing Order of the Arbitration Panel, the Company received information from E.I. DuPont De Nemours and Company ("DuPont") concerning the damages alleged in connection with the previously disclosed arbitration proceeding relating to their POY Manufacturing Alliance (the "Alliance"). DuPont has now alleged damages from its previous breach of contract claims and certain previously unasserted claims during the course of the Alliance from June 1, 2000 through September 30, 2002 of approximately $85 million.

            Of these damages, approximately $71 million relate to DuPont's contention that after creation of the Alliance, until and unless the Alliance assets are running at full capacity, Unifi should buy all of its external POY needs from DuPont, thus, taking business away from Unifi's other third party POY suppliers. Unifi does not agree that it was or is obligated to purchase these volumes of POY from DuPont. Had Unifi purchased these volumes of POY from DuPont, the Company believes that the prices it would have paid DuPont for such POY purchases would have been at or below the prices it actually paid to its other third party POY suppliers.

             The remaining damages asserted by DuPont relate to an alleged approximately $8 million issue regarding capacity utilization in the Alliance manufacturing facilities and approximately $6 million in interest.

            The Company continues to deny DuPont's allegations concerning its arbitration claims. Further, Unifi does not agree with DuPont's asserted damage calculations applicable in the event the Arbitration Panel were to find in DuPont's favor in the arbitration. However, the Company believes it appropriate to publicly disclose DuPont's asserted damages as the same are materially greater than the potential claims previously disclosed by the Company in its Form 10-K for the fiscal year ended June 30, 2002, that was filed with the Securities and Exchange Commission on

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Unifi Announces Developments in DuPont Arbitration page 2

September 23, 2002. In its Form 10-K, the Company noted that based on DuPont's claims made to the date of filing the Form 10-K, DuPont's claims could amount to approximately $23 million.

            The Company continues to deny DuPont's allegations and intends to vigorously defend against DuPont's claims and pursue its counterclaims. However, the outcomes of these claims and counterclaims are uncertain at this time and any damages awarded to DuPont could be materially more or less than the amount asserted. The arbitration hearing in this matter is currently scheduled to begin November 1, 2002. The ultimate resolution of these matters could be material to Unifi's financial position, results of operations and cash flows.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.'s (the "Company") financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company's other reports and filings with the Securities and Exchange Commission.

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